EXHIBIT 5.1

July 22, 2024

EQT Corporation

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania 15222

Re: EQT Corporation Registration Statement on Form S-8 Filed on July 22, 2024

Ladies and Gentlemen:

We have acted as counsel to EQT Corporation, a Pennsylvania corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on the date hereof. The Registration Statement relates to the registration of the offer and sale of an additional 17,409,957 shares of common stock, no par value, of the Company (the “Common Stock”), to be issued under the EQT Corporation 2020 Long-Term Incentive Plan, as amended (the “Plan”), which additional shares of Common Stock represent the number of shares of common stock, no par value, of Equitrans Midstream Corporation (“Equitrans”) that remained available for issuance under the Equitrans Midstream Corporation 2024 Long-Term Incentive Plan as of immediately prior to the consummation of the merger contemplated by that certain Agreement and Plan of Merger, dated as of March 10, 2024, by and among the Company, Humpty Merger Sub Inc., an indirect wholly owned subsidiary of the Company, Humpty Merger Sub LLC, an indirect wholly owned subsidiary of the Company, and Equitrans.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) the Restated Articles of Incorporation of the Company, as amended to date, (ii) the Amended and Restated Bylaws of the Company, as amended to date, (iii) certain resolutions of the Company’s Board of Directors relating to the Registration Statement, (iv) the Plan, and (v) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us, and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

Subject to the foregoing and the other matters set forth herein, we are of the opinion, as of the date hereof, that the Common Stock has been duly authorized by the Company and, when issued by the Company in accordance with the provisions of the Plan, will be validly issued, fully paid, and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

The opinions expressed herein are limited to the Federal laws of the United States and the Pennsylvania Business Corporation Law of 1988, as amended.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP